EXHIBIT 10.9

MANAGEMENT CONTRACT

THIS AGREEMENT is made effective May 1, 2002, by and between International Entertainment Consultants, Inc., a Colorado corporation (“Manager”), and VCG Holding Corp., a Colorado corporation (“Company”).

RECITALS

Company is in the business of owning and operating first-class adult entertainment nightclubs.

Company desires the benefit of the experience, expertise, and services of Manager upon the terms set forth in this Agreement, and Manager is willing to accept such engagement on the terms as set forth in the Agreement.

SECTION I

TERM OF AGREEMENT

The term of this Agreement will be for one year from May 1, 2002 and will automatically be extended for subsequent periods of one year, unless a party notifies the other in writing at least thirty (30) days prior to expiration of the Agreement that the Agreement is not being extended.

SECTION II

SERVICES OF MANAGER

Manager shall be the exclusive Manager of nightclubs set forth on Schedule A hereto, as such shall be amended from time to time to give effect to Company’s acquisitions and dispositions of nightclubs. Manager shall provide Company with all services necessary for the first-class operation of such nightclubs, including, but not limited to, the following:

A.  Accounting.    Manager shall keep all daily accounts and perform the necessary daily bookkeeping in connection with the business of each of the nightclubs. Manager shall submit a monthly statement to Company showing the details of the prior month’s operations for each nightclub in accordance with Section VIII. Company shall have the right itself, or through its agents, counsel, or auditors, at any time in its discretion to audit all accounts and bookkeeping records maintained in the operation of said business.

B.  Facilities.    Manager shall have the responsibility to maintain the exterior of the buildings and the interior design and decor to provide the appearance and atmosphere, of an upscale restaurant and to maintain state of the art sound systems, theater-quality lighting and professional stage design.

(Manager)	(Company)

C.  Professional On-Site Management.    Manager shall have the responsibility to ensure that: (1) the facilities are managed by persons who are highly experienced in the restaurant hospitality industry; and, (2) the overall quality of the nightclubs is maintained. This will include, but not be limited to, (i) providing attentive customer service; (ii) supervising all personnel, including kitchen staff, bartenders, security, waitresses, disc jockey’s and performers; and (iii) maintaining the facility as clean, inviting, safe and comfortable.

D.  Food and Beverage Operations.    Manager shall have the responsibility to ensure that: (1) the food and beverage operations meet the high standard of business entertaining provided by an upscale restaurant (2) an experienced chef is staffing and operating the food service and (3) an experienced bar manager is staffing and operating the beverage service.

E.  Entertainment.    Manager shall have the responsibility to assure that: (1) the facilities provide premium quality female performers and (2) the highest standards are maintained for appearance, attitude, demeanor, dress and personality.

F.  Buying:    Manager shall have the responsibility of purchasing at Company’s expense any and all items necessary for the successful daily operation of the business, including, but not limited to, food, restaurant supplies, alcoholic beverages, soft drinks, advertising and entertainment subject to approval of Company and without any profit to Manager on any such purchases.

G.  Furniture and Equipment:    Manager shall advise Company of the necessity of purchasing any furniture and equipment for the furtherance of the business. Company shall have the sole discretion in ordering the furniture and equipment purchases.

Specifically, and without limitation, Manager shall be responsible for the following:

•	Recruiting, hiring, training and supervision of on-site management;

•	Implementing club operating policies and standards and monitoring compliance;

•	Establishing and maintaining accounting and inventory controls and record keeping for the clubs;

•	Negotiating all contracts including those with vendors and suppliers, and particularly food and beverage;

•	Developing and implementing, advertising, marketing and promotional programs;

•	Developing and maintaining relationships with local authorities, vendors and area businesses; and

•	Monitoring and maintaining the quality and performance of each club.

(Manager)	(Company)

SECTION III

DEPOSIT OF FUNDS

All funds derived from the operation of Company’s nightclubs shall be promptly deposited by Manager in a federally insured bank depository selected by Company. Funds shall be expended by Company, or by Manager with the approval of Company, for the direct operating and administrative expenses of Company’s nightclubs, including, but not limited to, the payment of those items listed in Section II.F., applicable taxes, insurance, Workers’ Compensation and liability insurance premiums, attributable to Company’s individual nightclubs.

SECTION IV

EMPLOYEES

Company shall have the ultimate authority to hire and discharge all employees necessary for the operation of the business, to determine their compensation and to approve any allowances for food and beverages on the premises. Company may delegate to Manager the authority to perform these functions. It is expressly understood that Company shall have the ultimate authority to hire and discharge all employees that work for Company.

SECTION V

LIABILITY FOR LOSSES

Liability for expenses for damages incurred in the operation of the business shall be paid by Company. Manager shall be liable for any loss or damage sustained by Company by reason of Manager’s breach of this Agreement, or the negligence or intentional or willful misconduct on the part of its officers, agents and employees.

SECTION VI

MANAGER’S COMPENSATION

Company’s individual nightclubs will pay Manager for each such nightclub’s pro rata share of Manager’s general operating and administrative expenses for all nightclubs operated by Manager. Manager currently manages twelve nightclubs. Manager’s general operating and administrative expenses for all of the nightclubs include, but are not limited to, (i) one national director; (ii) five area directors; (iii) three assistant area directors; (iv) twelve general managers; five accounting staff; and, (v) two office staff. Manager’s general operating and administrative expenses do not include the direct operating expenses of Company’s individual nightclubs. These direct operating expenses include, but are not limited to, (i) maintenance of facilities, furniture and equipment, (ii) employee payroll, withholding and benefits, (iii) food and beverage operations, (iv) advertising and (v) entertainment. Notwithstanding anything to the contrary in this Agreement, Manager acknowledges and agrees that each individual nightclub of Company

(Manager)	(Company)

set forth on Schedule A shall be solely responsible and liable for (and Company and Company’s other nightclubs shall not be responsible or liable for) the payment of (i) Manager for such nightclub’s pro rata share of Manager’s general operating and administrative expenses and (ii) such nightclub’s direct operating expenses. Other than as set forth above, Manager will not receive any compensation for the services provided under this Agreement.

SECTION VII

MAINTENANCE OF OPERATING EQUIPMENT

Real and personal property and all furniture, fixtures, machinery, appliances, operating equipment, and all personal property used in the operation of the business shall be maintained in a reasonably satisfactory repair, and in such condition that all such equipment be satisfactory for the operation of the business. For such purpose, Manager may expend from the gross funds derived from the operation of the business an amount adequate for such purposes subject to the prior approval of Company.

SECTION VIII

ACCOUNTING PERIOD

The net cash receipts derived from the operation of the business shall be determined at the termination of month periods, the first to be the period beginning on the date of this Agreement. Subsequent monthly periods shall begin on the first day of each month thereafter and terminate on the last day of such month. Such periods shall be referred to as “accounting periods”. Promptly on the expiration of each accounting period, or as soon thereafter as practicable (but not later than the fifteenth (15th ) day of the ensuing month), Manager shall cause to be prepared an accurate settlement of all transactions relating to the operation of the business for the preceding accounting period, and submit such statement to Company.

SECTION IX

TERMINATION

This Agreement shall only terminate upon the occurrence of any of the following:

A.  Termination by written agreement executed by both parties;

B.  The declaration by an order or decree of a court of competent jurisdiction that this Agreement is invalid or illegal in whole or in material part;

C.  The issuance by any court or governmental agency or commission which restricts either party’s ability to perform as contemplated herein; or

D.  An Event of Default (as defined in below) by any party hereto.

(Manager)	(Company)

Upon the termination of this Agreement, Manager shall not be under any further obligation to provide any further services to Company and all amounts due and payable hereunder by Company shall be prorated as of the termination date and become immediately due and payable by Company; provided, however, to the extent that such amounts are in dispute, only the undisputed amount shall become due and payable. Unless otherwise agreed to in writing executed by both parties, such termination shall not preclude an action by either party for damages resulting from any breach of the provisions of this Agreement.

The following, after the expiration of the applicable cure periods specified below, shall constitute events of default (each an “Event of Default”) under this Agreement:

A.  Company’s failure to pay within five days of the date due any amount required hereunder;

B.  A material breach by either party in the observance or performance of any covenant, condition, obligation or agreement contained herein;

C.  A material breach of any representation or warranty made by either party herein;

D.  An assignment for the benefit of creditors or appointment of a committee of creditors, or making or sending notice of an intended bulk transfer, by either party;

E.  The filing by or against either party of any lawful petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity);

F.  The termination of the business of either party; or

G.  The filing of any lawful petition or application to any court or tribunal, at law or in equity by or against either party for the appointment of any receiver or trustee for either party or any substantial portion of the property of either party.

An Event of Default shall not be deemed to have occurred until the defaulting party has received written notice from the non-defaulting party specifying the event that, if not timely cured would constitute an Event of Default, and such event remains uncured for a period of thirty (30) days after such notice.

SECTION X

REPRESENTATIONS AND WARRANTIES OF MANAGER

Manager hereby represents and warrants to Company as follows: (1) Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of

(Manager)	(Company)

Colorado; (2) Manager has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as presently conducted; (3) Manager is, and will at all times while this Agreement is in effect remain, duly qualified, authorized to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of its activities hereunder makes such qualification necessary; and (4) At all times while this Agreement is in effect, Manager will operate the nightclubs and maintain the condition of the nightclubs so as not to be in violation of any applicable governmental requirements, including, but not limited to, any applicable federal, state or local law or regulations.

SECTION XI

GENERAL PROVISIONS

1.  Further Cooperation.    Each party, at the request of the other and without additional consideration, shall execute and deliver or shall cause to be executed and delivered from time to time such further documents, and shall take such other actions as the other party may require to accomplish the purposes of, and transactions contemplated by, this Agreement.

2.  Entire Agreement.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or in the documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

3.  Waiver.    No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

4.  Captions.    The captions in this Agreement are for convenience only, and shall not be considered a part of, or affect the construction or interpretation, of any provision of this Agreement.

5.  No Third-party Rights.    Nothing in this agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement.

6.  Notices.    Any notice required or permitted to be given hereunder shall be in writing and will be deemed received (a) upon personal delivery or upon confirmed transmission by telecopier or similar facsimile transmission device, (b) on the first business day after receipted delivery to a courier service which confirms next-business-day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, postage prepaid, to the appropriate party at its address set forth below:

(Manager)	(Company)

If to Manager:

International Entertainment Consultants, Inc.
1601 W. Evans Avenue, Suite 200
Denver, Colorado 80223
Attn: Troy Lowrie, President

If to Company:

VCG Holding Corp.
1601 W. Evans Avenue, Suite 200
Denver, Colorado 80223
Attn: Micheal L. Ocello, President

7.  Governing Law, Jurisdiction and Venue.    This Agreement and other documents delivered pursuant hereto and the legal relations between the parties shall be governed and construed in accordance with the law of the State of Colorado. Any dispute or litigation with respect to the representations, warranties, terms and conditions of this Agreement, shall be litigated in the any court of competent jurisdiction within the State of Colorado and the parties hereby expressly consent to subject matter and personal jurisdiction and venue in said courts.

8.  Assignment.    This Agreement may not be assigned by Manager without the written consent of Company, and any assignment without such consent shall be void

9.  Severability.    If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, shall not be affected thereby. In the event that any such provision is deemed to be invalid, the parties agree that a court making such judgement shall have the ability to interpret and apply such provision to the fullest extent permitted by law, within such provision’s original intent.

10.  Attorney’s Fees.    In the event of any litigation between the parties to declare or enforce any provision of this Agreement, the prevailing party or parties shall be entitled to recover from the losing party or parties, in addition to any other recovery and costs, reasonable expenses, attorney’s fees, and costs associated with such litigation, in both the trial and in all appellate courts.

11.  Presumption.    This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

12.  Counterparts.    This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

(Manager)	(Company)

IN WITNESS WHEREOF, the parties have executed this Agreement the first day of July, 2002.

INTERNATIONAL ENTERTAINMENT CONSULTANTS, INC.

By:	/s/ TROY LOWRIE
Troy Lowrie President

Attest:	/s/ MARY BOWLES-COOK
Mary Bowles-Cook Secretary

VCG HOLDING CORP.

By:	/s/ MICHEAL L. OCELLO
Micheal L. Ocello President

Attest:	/s/ MARY BOWLES-COOK
Mary Bowles-Cook Secretary

(Manager)	(Company)